AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
DECEMBER 30, 2008

REGISTRATION NO. 333-145082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGEND INTERNATIONAL HOLDINGS, INC
(name of small business issuer in its charter)

DELAWARE	1041	23-3067904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mr. Peter Lee
LEGEND INTERNATIONAL HOLDINGS, INC
Level 8, 580 St Kilda Road
Melbourne  Victoria  3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:
R. Brian Brodrick, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York  NY
Telephone: 212-841-0700

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form  S-1 (File No. 333-145082) of Legend International Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) pertaining to 154,895,487 shares of common stock, par value $.001 per share (the “Common Stock”) which was filed with the Securities and Exchange Commission on April 3, 2008 . The Registration Statement became effective on April 17, 2008.

This Post-Effective Amendment No. 2 is being filed to update certain financial and other information contained in the prospectus in accordance with section 10(a)(3) of the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Legend to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Legend may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Legend would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Legend in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Legend and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Legend nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Legend pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by Legend in connect with the issuance and distribution of the securities being registered. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$7,548
Legal Fees and Expenses*	20,000
Accounting Fees and Expenses*	5,000
Printing	-
Miscellaneous	5,000

TOTAL*	$37,548

Item 26. RECENT ISSUANCE OF SECURITIES

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of A$0.029 (US$0.022) and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, A$0.029 (US$0.022) market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 9,000,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.

The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options was expensed immediately during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of 25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised (other than pursuant to a cashless exercise feature) until the shares underlying the options are registered under federal and state securities laws.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share.

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options over shares of Common Stock to Pinchas T Althaus.

On December 31, 2006, we entered into a subscription agreement with a party pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction 29,336,824 shares of Common Stock in Legend at an issue price of US$0.25 per share.

From June 15, 2007 to July 31, 2007, we issued an aggregate of 2,150,000 shares of Common Stock as consulting fees in connection with a private placement.

On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. We agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

On November 22, 2007, we agreed to issue 75,000 shares of Common Stock as a result of the cashless exercise of 90,000 options expiring December 31, 2012.

On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000..

On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

Between January 1, 2008 and March 31, 2008, Legend issued a further 132,877 shares of common stock as a result of delays in lodging a registration statement.

Between April 1, 2008 and June 30, 2008, Legend issued a further 324,932 shares of common stock as a result of delays in lodging a registration statement and a further 30,800 shares of common stuck for consulting services.

On June 03, 2008, we entered into an Agency Agreement with BMO Nesbitt Burns Inc. (“BMO”), Wellington West Capital Markets Inc. and BBY Limited (collectively, the “Agents”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) an aggregate of 42,000,000 shares of Common Stock at a price of US$2.50 per share for an aggregate purchase price of US$105,000,000 to accredited investors introduced by the Agents.

The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

Item 27.  EXHIBITS

Incorporated by
Reference to:

Exhibit No.	Exhibit

1.1	Subscription Agreement (1)

3.1	Certificate of Incorporation (1)

3.2	Amended Certificate of Incorporation (2)

3.3	Bylaws (1)

3.4	Specimen Stock Certificate (1)

3.5	Amendment to Certificate of Incorporation (3)

5.1	Opinion of Phillips Nizer LLP (4)

10.1	2006 Incentive Stock Option Plan (5)

10.2	Contract for the Sale of Mining Tenements (6)

10.3	Subscription Agreement dated as of December 12, 2007 (6)

10.4	Agreement with Iron Duketon Pty Limited dated November 2, 2007(7)

10.5	Agreement with Ansett Resources & Industries Pty Ltd. dated November 7, 2007(7)

10.6	Agreement with King Eagle Resources Pty Limited dated December 7, 2007(8)

10.7	Form of Subscription Agreement for BMO Offering (4)

10.8	Agency Agreement dated as of June 3, 2008 (4)

10.9	Registration Rights Agreement dated as of June 3, 2008 (4)

10.10	Form of Broker Warrant (4)

10.11	Share Options Agreement dated July 14, 2008 with Indian Farmers Fertilizer Cooperative Limited (IFFCO)(10)

21.1*	Subsidiaries of the Registrant (4)

23.1	Consent of Phillips Nizer LLP (included in Exhibit 5.1) (4)

23.2	Consent of PKF, Certified Public Accountants, A Professional Corporation (4)

Footnotes:

(1)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on February 2, 2001, File No. 333-55116, and the amendments thereto.

(2)	Incorporated herein by reference to the Company’s current report on Form 8-K filed on March 21, 2003.

(3)	Incorporated herein by reference to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

(4)	Previously filed.

(5)	Incorporated by reference to the Appendix to the Company’s Proxy Statement filed on October 19, 2006.

(6)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 19, 2007.

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(8)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(9)	Intentionally Omitted.

(10)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on July 16, 2008.

(11)	Filed herewith

Item 28.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)	Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and  contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(8)	For the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

(ii)
Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Victoria, Australia on December 30, 2008.

LEGEND INTERNATIONAL HOLDINGS, INC.

By:	/s/ Peter J Lee

Name: Peter Lee
Title: CFO & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Lee and Brian Brodrick and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Peter J Lee *	President, Chairman of the Board and Chief Executive Officer	December 30, 2008
Joseph I Gutnick

/s/ Peter J Lee *	Director	December 30, 2008
David Tyrwhitt

/s/ Peter J Lee	Secretary, Chief Financial Officer and Principal Accounting Officer	December 30, 2008
Peter Lee

/s/ Peter J Lee *	Director	December 30, 2008
U.S. Awasthi

SIGNATURE	TITLE	DATE

/s/ Peter J Lee *	Director	December 30, 2008
Manish Gupta

/s/ Peter J Lee *	Director	December 30, 2008
Dr Allan Trench

/s/ Peter J Lee *	Director	December 30, 2008
Henry Herzog

/s/Peter J Lee		December 30, 2008
* As Attorney-in-Fact